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                         FIRST FEDERAL BANCSHARES, INC.

                              FOR IMMEDIATE RELEASE
                                NOVEMBER 9, 2004

Contact:
James J. Stebor, President and CEO
Phone: (309) 776-3225

                    FIRST FEDERAL BANCSHARES, INC. ANNOUNCES
                              3RD QUARTER EARNINGS


Colchester, Illinois - November 9, 2004 - (NASDAQ - FFBI) - First Federal Bancshares, Inc., the holding company for First Federal Bank, announced net income of $460,000 or $.39 basic earnings per share for the quarter ended September 30, 2004 compared to $925,000 or $.52 basic earnings per share for the quarter ended September 30, 2003. Diluted earnings per share were $.37 per share and $.48 per share for both periods, respectively. The decrease in net income is primarily a result of a decrease in noninterest income. Net income was $1.3 million or $.88 basic earnings per share for the nine months ended September 30, 2004, compared to $2.3 million or $1.27 basic earnings per share for the nine months ended September 30, 2003.

Net interest income for the quarter ended September 30, 2004 totaled $2.0 million compared to $2.4 million for the prior year quarter. The decrease in net interest income was primarily a result of the tender offer completed on May 28, 2004, which decreased interest-earning assets approximately $11.6 million, and the trust preferred offering completed on March 25, 2004, which increased interest-bearing liabilities approximately $7.2 million. The ratio of average interest-earning assets to average interest-bearing liabilities decreased to 106.20% from 115.06% for the 2004 and 2003 three-month periods, respectively. The net interest spread and the net interest margin decreased to 2.58% and 2.71%, respectively, for the quarter ended September 30, 2004 from 2.73% and 3.02%, respectively, for the same period in 2003. The decrease in the spread and margin was largely due to the decrease in volume of interest-earning assets and the increase in volume of interest-earning liabilities.

Noninterest income decreased to $422,000 for the quarter ended September 30, 2004 compared to $953,000 for the prior year quarter. The decrease was a result of a $428,000 decrease in gain on the sale of a branch office located in Mt. Sterling, Illinois that occurred during the prior year quarter, a $71,000 decrease in loan origination and servicing fees due to a decrease in loan originations through the Federal Home Loan Bank Mortgage Partnership Finance program, a decrease of $46,000 in net gains on the sale of securities, and a $24,000 decrease in other income, offset by an increase of $38,000 in service charges and other fee income.

Noninterest expense was $1.7 million for both quarters ended September 30, 2004 and 2003. Compensation and benefits expense decreased $20,000, data processing expense decreased $120,000, and professional fees decreased $24,000, offset by an increase in other noninterest expense of $76,000 primarily associated with the sale of real estate owned and increased loan origination expenses on portfolio loans, and an increase of $13,000 in occupancy and equipment expense.


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Total assets were $314.8 million at September 30, 2004 compared to $328.7 million at December 31, 2003. The decrease in total assets was primarily due to the tender offer, which decreased cash and cash equivalents approximately $6.0 million and decreased securities available-for-sale approximately $5.6 million. During the nine months ended September 30, 2004, cash and cash equivalents decreased $15.1 million and securities available-for-sale decreased $3.1 million, offset by a $3.4 million increase in loans receivable.

Total liabilities increased to $291.1 million at September 30, 2004 from $287.3 million at December 31, 2003. The increase in total liabilities primarily reflects the addition of $7.2 million of subordinated debt in connection with the issuance of trust preferred securities, offset by a decrease in other liabilities of $3.4 million primarily due to the payment and settlement of amounts due to broker for the purchase of securities available-for-sale.

Shareholders' equity at September 30, 2004 was $23.7 million compared to $41.4 million at December 31, 2003, a decrease of $17.7million. The decrease in equity primarily reflects the repurchase of 559,993 shares of common stock totaling $18.9 million through the tender offer and a decrease in the fair value of securities available-for-sale, net of tax of $590,000, offset by net income of $1.3 million.

First Federal Bancshares, Inc. is headquartered in Colchester, Illinois with four additional full-service west-central Illinois branches located in Quincy
(2), Macomb, and Bushnell, and three additional full-service northeastern Missouri branches located in Palmyra, Canton, and Kahoka. Financial highlights of the Company are attached.

Statements contained in this news release that are not historical facts may constitute forward-looking statements (within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended), which involve significant risks and uncertainties. The Company intends such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995, and is including this statement for purposes of invoking these safe harbor provisions. The Company's ability to predict results or the actual effect of future plans or strategies is inherently uncertain. Factors which could have a material adverse effect on the operations and future prospects of the Company and the subsidiaries include, but are not limited to, changes in interest rates, general economic conditions, legislative/regulatory changes, monetary and fiscal policies of the U.S. Government, including the U.S. treasury and the Federal Reserve Board, the quality or composition of the Company's loan or investment portfolios, demand for loan products, deposit flows, competition, demand for financial services in the Company's market area, the possible short-term dilutive effect of potential acquisitions and accounting principles, policies and guidelines. These risks and uncertainties should be considered in evaluating forward looking statements and undue reliance should not be placed on such statements.

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


                         FIRST FEDERAL BANCSHARES, INC.
                   SELECTED CONSOLIDATED FINANCIAL INFORMATION

                                                             SEPTEMBER 30,                   DECEMBER 31,
                                                                2004                             2003
                                                                ----                             ----
                                                                           (In thousands)
SELECTED CONSOLIDATED FINANCIAL CONDITION DATA
- ----------------------------------------------
Total assets                                                 $  314,761                      $   328,730
Cash and cash equivalents                                        14,068                           29,124
Securities available-for-sale                                   157,213                          160,337
Loans receivable, net                                           135,348                          131,935
Deposits                                                        271,268                          271,850
Advances from Federal Home Loan Bank                              6,450                            6,000
Subordinated debt                                                 7,217                                -
Shareholders' equity                                             23,706                           41,393



                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
                                                 2004              2003             2004              2003
                                                 ----              ----             ----              -----
                                                         (In thousands, except per share amounts)
SELECTED CONSOLIDATED OPERATIONS DATA
- -------------------------------------
Total interest income                       $     3,592       $     3,886       $   10,793       $    11,686
Total interest expense                            1,546             1,507            4,496             5,068
                                            -----------       -----------       ----------       -----------
Net interest income                               2,046             2,379            6,297             6,618
Provision for loan losses                             -                60                -                60
                                            -----------       -----------       ----------       -----------
Net interest income after provision
   for loan losses                                2,046             2,319            6,297             6,558
Noninterest income                                  422               953            1,178             2,137
Noninterest expense                               1,659             1,733            5,197             4,884
                                            -----------       -----------       ----------       -----------
Income before taxes                                 809             1,539            2,278             3,811
Income tax provision                                349               614            1,002             1,481
                                            -----------       -----------       ----------       -----------
Net income                                  $       460       $       925       $    1,276       $     2,330
                                            ===========       ===========       ==========       ===========

Earnings per share
   Basic                                    $      0.39              0.52             0.88              1.27
   Diluted                                         0.37              0.48             0.82              1.21


                                                   THREE MONTHS ENDED                  NINE MONTHS ENDED
                                                      SEPTEMBER 30,                      SEPTEMBER 30,
SELECTED CONSOLIDATED FINANCIAL RATIOS (1)       2004              2003             2004              2003
- ------------------------------------------       ----              ----             ----              ----
Return on average assets                         0.60 %           1.14 %            0.53 %           0.97 %
Return on average equity                         8.28             8.22              5.26             6.68
Average equity to average assets                 7.18            13.88             10.12            14.48
Interest rate spread during the period           2.58             2.73              2.53             2.52
Net interest margin                              2.71             3.02              2.70             2.83
General and administrative expenses
   to average assets                             2.15             1.96              2.17             1.86
Efficiency ratio (2)                            72.89            65.00             75.33            62.80


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



                                                         As of                           As of
                                                    September 30, 2004             September 30, 2003
                                                    ------------------             ------------------
Non-performing assets to total assets                         .52%                         .56%

Book value per share (3)                               $    19.60                    $   23.56

Number of shares outstanding for book value
computation                                             1,209,246                    1,722,273


(1)       All applicable quarterly ratios reflect annualized figures.
(2) Represents noninterest expense divided by net interest income plus noninterest income excluding gains on sales of securities and gain on sale of branch.
(3) Represents total equity divided by actual number of shares outstanding which is exclusive of treasury stock and unearned ESOP shares.